Exhibit 99.1
PRESS RELEASE

Contact:
John Severance
Sheffield Marketing Partners
630-281-4097
jseverance@sheffieldcompany.com

Convera® Corporation Announces the Sale of Its RetrievalWare® Business

Vienna, Va., Aug. 10, 2007 — Convera Corporation (NASDAQ: CNVR) - www.convera.com - announced today the consummation of the sale of its RetrievalWare business to FAST Search & Transfer for a purchase price of $23 million in cash. The acquisition was made final following approval from the Committee on Foreign Investment in the United States (CFIUS).

About Convera®

Convera is a leading provider of vertical search services for publishers. Based on a semantic index of the Web, Convera enables publishers to generate additional revenue by creating customized search applications for specialist audiences under their own brand. Many of the world’s largest publishers rely on Convera vertical search services to accelerate their e-publishing strategies, meet growing monetization goals and build loyal online professional communities. Convera is headquartered in Vienna, Va. with major offices in Carlsbad, Ca. and Bracknell, UK. Convera is listed on NASDAQ under the ticker symbol CNVR.

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This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; the ability to continue funding operating losses; fluctuations in operating results including impacts from reduced corporate IT spending and lengthier sales cycles; continued success in technological advances and development; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's reports to the Securities and Exchange Commission. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the SEC. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. Convera® and the Convera design logo are trademarks of Convera in the United States and other countries.